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                                                                      EXHIBIT 14

                            TOWER PROPERTIES COMPANY

                   CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER,

         CHIEF FINANCIAL OFFICER AND CONTROLLER OR PRINCIPAL ACCOUNTING

                                     OFFICER

             ADOPTED BY THE BOARD OF DIRECTORS ON NOVEMBER 18, 2003

This Code of Ethics has been adopted by the Board of Directors (the "Board") of Tower Properties Company (the "Company") to deter wrongdoing and to promote honest and ethical conduct, proper disclosure of financial information in the Company's periodic reports, and compliance with applicable laws, rules, and regulations by the Company's Chief Executive Officer and senior financial officers (collectively, the "Senior Officers"). Pursuant to the provisions of
Section 406 of the Sarbanes-Oxley Act of 2002 (the "Act") and regulations of the Securities and Exchange Commission ("SEC") promulgated pursuant to the authority and mandate of the Act, this Code of Ethics is specifically made applicable to the Company's Chief Executive Officer, Chief Financial Officer and controller or principal accounting officer.

In my role as a Senior Officer of the Company, I recognize that I hold an important and elevated role in corporate governance. I certify that I will adhere to and advocate the following principles and responsibilities. To the best of my knowledge and ability, I will:

      1. Act with honesty and integrity, avoiding actual or apparent conflicts of interest involving personal and professional relationships;

      2. Be committed to the full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company, of all information relating to the Company, its financial condition and results of operations;

      3. Comply and take all reasonable actions to cause others to comply with all applicable governmental and private and public regulatory agency laws, rules and regulations relating (a) to the conduct of the businesses of the Company and
(b) to required reports regarding the financial condition and results of business operations of the Company, including all applicable laws, rules and regulations;

      4. Provide other officers and managers of the Company and its subsidiaries with information that is accurate, complete, objective, relevant, timely and understandable;

      5. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated to any personal interest;
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      6. Respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to make disclosure and not use confidential information for personal advantage;

      7. Promote ethical behavior among my peers and employees under my supervision at the Company;

      8. Achieve responsible use of and control over all assets and resources employed or entrusted to me;

      9. Promptly report violations of this Code of Ethics to the Board, after learning of any such violation;

      10. Address any request for a waiver of any provision of this Code of Ethics in writing to the Board, with the understanding that any waiver of this Code of Ethics will be disclosed promptly on Form 8-K or by any other means approved by the SEC.

I also understand that the Board will enforce compliance with and accountability to this Code of Ethics by considering violations reported to the Board and taking appropriate action. Those found to be in violation of this Code of Ethics are subject to appropriate disciplinary action, up to and including termination of employment. Criminal misconduct may be referred to the appropriate legal authorities for prosecution.


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